ELECTION FORM
                 WITH RESPECT TO SHARES OF HANDY & HARMAN STOCK

                         THE HANDY & HARMAN SAVINGS PLAN



Number of Shares allocated to your Savings Plan account:


This election Form gives two choices: (1) to tender (sell) all Shares of Handy & Harman Stock allocated to your Handy & Harman Savings Plan account for $35.25 per Share or (2) to not tender (sell) any of the Shares of Handy & Harman for $35.25. Any cash received from the tendering of shares will remain in the Plan, be invested in the T. Rowe Price Prime Reserve Fund and may be subsequently reinvested as provided by the Plan. If a Participant fails to return an Election Form providing the Administrative Committee with directions as to his or her tender offer rights, the Administrative Committee shall exercise those rights as it determines in its discretion and shall direct the Trustee accordingly. Please read the enclosed material for further detail on the tender offer.

Check one box only:

         A.       / /      Tender (sell) all Shares for $35.25 per Share.

         B.       / /      Do not tender (sell) any Shares.

Dated: _____________________________, 1998       _______________________________
                                                 Signature


           TO SELL ALL SHARES ALLOCATED TO YOUR HANDY & HARMAN SAVINGS
             PLAN ACCOUNT, CHECK BOX A, DATE AND RETURN THIS FORM IN
                      THE ENCLOSED ENVELOPE, SO THAT IT IS
                     RECEIVED NO LATER THAN MARCH 26, 1998.
                       YOUR ELECTION WILL BE CONFIDENTIAL.